Exhibit 99.2

Item 7 — Management's Discussion and Analysis of Financial Condition and the Results of Operations
The following discussion analyzes the Company's historical financial condition and results of operations. For all periods prior to the initial public offering, the discussion reflects the Company's accounting predecessor, or NRG Yield, the financial statements of which were prepared on a ''carve-out'' basis from NRG and are intended to represent the financial results of the contracted renewable energy and conventional generation and thermal infrastructure assets in the U.S. that were acquired by NRG Yield LLC on July 22, 2013. For all periods subsequent to the initial public offering, the discussion reflects the Company's consolidated financial results. In addition, as discussed in Item 15 — Note 1, Nature of Business to this Form 8-K, the acquisitions of the Acquired ROFO Assets and EME-NYLD-Eligible Assets on June 30, 2014 and January 2, 2015, respectively, or collectively, the Drop Down Assets, were accounted for in accordance with ASC 850-50, Business Combinations - Related Issues, whereas the assets and liabilities transferred to the Company relate to interests under common control by NRG and accordingly, were recorded at historical cost. The difference between the cash proceeds and historical value of the net assets was recorded as a distribution to NRG and reduced the balance of its noncontrolling interest. The guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control.
As you read this discussion and analysis, refer to the recast Company's Consolidated Statements of Operations to this Form 8-K, which present the results of operations for the years ended December 31, 2014, 2013 and 2012. Also refer to Item 1 - Business, to the Company's 2014 Form 10-K which includes detailed discussions of various items impacting the Company's business, results of operations and financial condition.
The discussion and analysis below has been organized as follows:

•	Executive Summary, including a description of the business and significant events that are important to understanding the results of operations and financial condition;

•	Results of operations, including an explanation of significant differences between the periods in the specific line items of the consolidated statements of operations;

•	Financial condition addressing liquidity position, sources and uses of cash, capital resources and requirements, commitments, and off-balance sheet arrangements;

•	Known trends that may affect the Company’s results of operations and financial condition in the future; and

•
Critical accounting policies which are most important to both the portrayal of the Company's financial condition and results of operations, and which require management's most difficult, subjective or complex judgment.

Executive Summary
Introduction and Overview
The Company is a dividend growth-oriented company formed to serve as the primary vehicle through which NRG owns, operates and acquires contracted renewable and conventional generation and thermal infrastructure assets. The Company believes it is well positioned to be a premier company for investors seeking stable and growing dividend income from a diversified portfolio of lower-risk high-quality assets.
The Company owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States. The Company’s contracted generation portfolio collectively represents 3,630 net MW. Each of these assets sells substantially all of its output pursuant to long-term offtake agreements with creditworthy counterparties. The average remaining contract duration of these offtake agreements was approximately 18 years as of December 31, 2014 based on cash available for distribution. The Company also owns thermal infrastructure assets with an aggregate steam and chilled water capacity of 1,310 net MWt and electric generation capacity of 124 net MW. These thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations, principally through long-term contracts or pursuant to rates regulated by state utility commissions.
Government Incentives
Government incentives can enhance the economics of the Company's generating assets or investments by providing, for example, loan guarantees, cash grants, favorable tax treatment, favorable depreciation rules, or other incentives.  Certain recent proposals enhance federal incentives for renewable generation — including through the permanent extension of the wind power Production Tax Credit and the extension of the solar Investment Tax Credit, and could incentivize the development of additional renewable energy projects that would fit within the Company’s asset portfolio.  In addition, direct cash incentives may encourage additional renewable energy development by non-taxpaying entities that cannot always take advantage of tax credits.

Significant Events During the Twelve Months Ended December 31, 2014

Alta Wind Portfolio Acquisition
On August 12, 2014, the Company acquired 100% of the membership interests of Alta Wind Asset Management Holdings, LLC, Alta Wind Company, LLC, Alta Wind X Holding Company, LLC and Alta Wind XI Holding Company, LLC, which collectively own seven wind facilities that total 947 MW located in Tehachapi, California, and a portfolio of associated land leases, or the Alta Wind Portfolio. The purchase price for the Alta Wind Portfolio was $923 million, which included a base purchase price of $870 million, and a payment for working capital of $53 million, plus the assumption of $1.6 billion of non-recourse project-level debt. Terra-Gen, an affiliate of the Alta Sellers, provides the day-to-day operations and maintenance services under a 10-year O&M agreement, which will automatically extend for additional five-year periods unless either party provides notice of termination at least 90 days prior to the expiration of the then-current term. Pursuant to the terms of such agreement, Terra-Gen is paid a fixed monthly payment (adjusted annually for inflation) and reimbursed for certain costs incurred. In order to fund the purchase price, the Company completed an equity offering of 12,075,000 shares of its Class A common stock at an offering price of $54.00 per share on July 29, 2014, which resulted in net proceeds of $630 million, after underwriting discounts and expenses. In addition, on August 5, 2014, NRG Yield Operating LLC issued $500 million of Senior Notes, as described in Item 15 — Note 9, Long-term Debt.
Acquisition of Acquired ROFO Assets from NRG
On June 30, 2014, the Company acquired from NRG: (i) El Segundo, a 550 MW fast-start, gas-fired facility located in Los Angeles County, California; (ii) TA High Desert, a 20 MW solar facility located in Los Angeles County, California; and (iii) RE Kansas South, a 20 MW solar facility located in Kings County, California. The assets were acquired pursuant to the ROFO Agreement. The Company paid NRG total cash consideration of $357 million, which represents a base purchase price of $349 million and a payment for working capital of $8 million. In addition, the acquisition included the assumption of $612 million in project-level debt.

Issuance of 3.50% Convertible Notes
During the first quarter of 2014, the Company issued $345 million in aggregate principal amount of its convertible notes as described in Item 15 — Note 9, Long-term Debt.
Significant Events During the Twelve Months Ended December 31, 2013
On December 31, 2013, NRG Energy Center Omaha Holdings, LLC, an indirect wholly owned subsidiary of NRG Yield LLC, acquired Energy Systems Company, or Energy Systems, an operator of steam and chilled thermal facilities that provides heating and cooling services to nonresidential customers in Omaha, Nebraska. See Item 15 — Note 3, Business Acquisitions, for information related to the acquisition.
During 2013, Alpine, Avra, Borrego, CVSR, El Segundo, Marsh Landing, RE Kansas South, and TA High Desert achieved COD. In addition, Borrego completed financing arrangements with a group of lenders. See Item 15 — Note 9, Long-term Debt, for information related to these financing activities. The Company completed its initial public offering of its Class A common stock on July 22, 2013. See Item 15 — Note 1, Nature of Business, for information related to the initial public offering.
Significant Events During the Twelve Months Ended December 31, 2012
During 2012, Alpine completed a financing arrangement with a group of lenders. See Item 15 — Note 9, Long-term Debt for information related to this financing activity.
Environmental Matters and Regulatory Matters
Details of environmental matters are presented in Item 15 — Note 16, Environmental Matters. Details of regulatory matters are presented in Item 1— Business, Regulatory Matters. Details of some of this information relate to costs that may be material to the Company's financial results.
Basis of Presentation
For all periods prior to the Company's initial public offering, the accompanying combined financial statements represent the combination of the assets that NRG Yield LLC acquired and were prepared using NRG's historical basis in the assets and liabilities. For the purposes of the combined financial statements, the term "NRG Yield" represents the accounting predecessor, or the combination of the acquired businesses. For all periods subsequent to the initial public offering, the accompanying consolidated financial statements represent the consolidated results of NRG Yield, Inc., which consolidates NRG Yield LLC through its controlling interest.
The acquisitions of the TA High Desert, RE Kansas South, and El Segundo projects from NRG on June 30, 2014, and the Laredo Ridge, Tapestry, and Walnut Creek projects on January 2, 2015, were accounted for as transfers of entities under common control. The guidance requires retrospective combination of the entities for all periods presented as if the combination has been in effect since the inception of common control. Accordingly, the Company prepared its consolidated financial statements to reflect the transfers as if they took place on January 1, 2012, or from the date the entities were under common control, which was May 13, 2013, for RE Kansas South, March 28, 2013, for TA High Desert, and April 1, 2014, for the Laredo Ridge, Tapestry, and Walnut Creek projects. Members' equity represents NRG's equity in the subsidiaries, and accordingly, in connection with their acquisition by the Company, the balance was reclassified to noncontrolling interest. The Company reduces net income attributable to its Class A and Class C common stockholders by the pre-acquisition net income for the Drop Down Assets as it is not available to the stockholders.

Consolidated Results of Operations
2014 compared to 2013
The following table provides selected financial information:

	Year ended December 31,
(In millions, except otherwise noted)	2014	2013	Change %
Operating Revenues
Total operating revenues	$689	$379	82
Operating Costs and Expenses
Cost of operations	239	144	66
Depreciation and amortization	166	61	172
General and administrative — affiliate	8	7	14
Acquisition-related transaction and integration costs	4	—	100
Total operating costs and expenses	417	212	97
Operating Income	272	167	63
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	27	22	23
Other income, net	3	3	—
Interest expense	(186)	(52)	258
Total other expense	(156)	(27)	478
Income Before Income Taxes	116	140	(17)
Income tax expense	4	8	(50)
Net Income	112	132	(15)
Less: Pre-acquisition net income of Drop Down Assets	48	23	109
Net Income Excluding Pre-acquisition Net Income of Drop Down Assets	64	109	(41)
Less: Predecessor income prior to initial public offering on July 22, 2013	—	54	(100)
Less: Net income attributable to NRG	48	42	14
Net Income Attributable to NRG Yield, Inc.	$16	$13	23

	Year ended December 31,
Business metrics:	2014 (a)	2013 (a)
Renewable MWh sold (in thousands)	2,313	854
Thermal MWt sold (in thousands)	2,060	1,679
(a) Volumes sold do not include MWh of 205 thousand and 139 thousand for thermal generation for the years ended December 31, 2014, and 2013, respectively.

Management’s discussion of the results of operations for the years ended December 31, 2014 and 2013
Operating Revenues

	Conventional	Renewables	Thermal	Total
(In millions)
Year ended December 31, 2014	$317	$177	$195	$689
Year ended December 31, 2013	138	89	152	379
Operating revenues increased by $310 million during the twelve months ended December 31, 2014, compared to the same period in 2013 due to:

Increase in Conventional revenues as El Segundo and Marsh Landing reached commercial operations in 2013, as well as the acquisition of Walnut Creek, which was acquired by NRG on April 1, 2014 and sold to the Company on January 2, 2015	$179
Increase due to acquisition of Alta Wind Portfolio in August 2014	49
Increase in Thermal revenues generated from Energy Systems acquired in the fourth quarter of 2013, repowering of Dover facilities in the second quarter of 2013, as well as increased generation at other Thermal facilities due to weather conditions in the first quarter of 2014	43
Increase in Renewables revenue generated by the Tapestry and Laredo Ridge projects, which were acquired by NRG on April 1, 2014 and sold to the Company on January 2, 2015, as well as the RE Kansas South, TA High Desert, and Borrego facilities, which reached commercial operations in the first half of 2013	39
$310
Cost of Operations

	Conventional	Renewables	Thermal	Total
(In millions)
Year ended December 31, 2014	$55	$45	$139	$239
Year ended December 31, 2013	23	11	110	144
Cost of operations increased by $95 million during the year ended December 31, 2014, compared to the same period in 2013 due to:

Increased costs in connection with the Energy Systems acquisition, higher cost of production due to repowering of Dover facilities in the second quarter of 2013, as well as increased generation at other Thermal facilities due to weather conditions in the first quarter of 2014	$29
Increase due to acquisition of Alta Wind Portfolio in August 2014	20
Increase in costs associated with maintenance and operations at Marsh Landing and El Segundo which reached commercial operations in 2013, as well as Walnut Creek, which was acquired by NRG on April 1, 2014, and sold to the Company on January 2, 2015	32
Increase in costs due to the acquisition of the Tapestry and Laredo Ridge projects, which were acquired by NRG on April 1, 2014 and sold to the Company on January 1, 2015, as well as increased maintenance and operations costs for the RE Kansas South, TA High Desert, Alpine and Borrego facilities, which reached commercial operations in the first half of 2013	14
$95

Depreciation and Amortization
Depreciation and amortization increased by $105 million during the year ended December 31, 2014, compared to 2013, due to:

(In millions)
Additional depreciation for Marsh Landing and El Segundo, which reached commercial operations in 2013, as well as due to Walnut Creek, which was acquired on April 1, 2014 by NRG and sold to the Company on January 2, 2015	$62
Increase due to acquisition of Alta Wind Portfolio in August 2014	23
Additional depreciation due to the Tapestry and Laredo Ridge projects, which were acquired by NRG on April 1, 2014 and sold to the Company on January 2, 2015 as well as due to solar facilities that began operating in 2013 and the acquisition of Energy Systems in December 2013	20
$105
Equity in Earnings of Unconsolidated Affiliates
Equity in earnings of unconsolidated affiliates increased by $5 million during the year ended December 31, 2014, compared to 2013, due primarily to an increase in income for CVSR as it reached commercial operations in late 2013.
Interest Expense
Interest expense increased by $134 million during the year ended December 31, 2014, compared to the same period in 2013 due to:

(In millions)
Interest expense on the project-level debt assumed in the Alta Wind Portfolio acquisition in August 2014	$45
Issuance of Senior Notes in August 2014, Convertible Notes in March 2014 and to a lesser extent increased interest expense on the Company's revolving credit facility	30
Increase in interest expense in the Renewable segment primarily related to the Alpine interest rate swap	21
Increase due to the acquisition of the EME-NYLD-Eligible Assets by NRG on April 1, 2014 and sold to the Company on January 2, 2015	20
Increase in interest expense for the El Segundo and Marsh Landing projects which reached commercial operations in 2013	18
$134
Income Tax Expense
For the year ended December 31, 2014, the Company recorded income tax expense of $4 million on pretax income of $116 million. For the same period in 2013, the Company recorded income tax expense of $8 million on pretax income of $140 million. For the year ended December 31, 2014, the overall effective tax rate was different than the statutory rate of 35% primarily due to taxable earnings allocated to NRG resulting from its 55.3% interest in NRG Yield LLC and production tax credits generated from certain Alta Wind Portfolio facilities. For the same period in 2013, the Company's overall effective tax rate was different than the statutory rate of 35% primarily due to taxable earnings allocated to NRG resulting from its 65.5% interest in NRG Yield LLC.
Income Attributable to NRG
Income attributable to NRG increased by $6 million for the year ended December 31, 2014, compared to the same period in 2013 due to the Company being public for the full year in 2014 compared to a shorter period in 2013, partially offset by a decrease in NRG's interest in the Company from 65.5% to 55.3% as a result of the equity offering on July 29, 2014.

Consolidated Results of Operations
2013 compared to 2012
The following table provides selected financial information:

	Year ended December 31,
(In millions, except otherwise noted)	2013	2012	Change %
Operating Revenues
Total operating revenues	$379	$175	117
Operating Costs and Expenses
Cost of operations	144	114	26
Depreciation and amortization	61	25	144
General and administrative — affiliate	7	7	—
Total operating costs and expenses	212	146	45
Operating Income	167	29	476
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	22	19	16
Other income, net	3	2	50
Interest expense	(52)	(28)	86
Total other expense	(27)	(7)	286
Income Before Income Taxes	140	22	N/M
Income tax expense	8	10	(20)
Net Income	132	12	N/M
Less: Pre-acquisition net income (loss) of Acquired ROFO Assets	23	(1)
Net Income Excluding Pre-acquisition Net Income (Loss) of Acquired ROFO Assets	109	$13
Less: Predecessor income prior to initial public offering on July 22, 2013	54
Less: Net income attributable to NRG	42
Net Income Attributable to NRG Yield, Inc.	$13

	Year ended December 31,
Business metrics:	2013 (a)	2012 (a)
Renewable MWh sold (in thousands)	854	422
Thermal MWt sold (in thousands)	1,679	1,517
(a) Volumes sold do not include MWh of 139 thousand and 88 thousand for thermal generation for the years ended December 31, 2013 and 2012, respectively.
N/M - Not meaningful.

Management’s discussion of the results of operations for the year ended December 31, 2013, and 2012
Operating Revenues

	Conventional	Renewables	Thermal	Total
(In millions)
Year ended December 31, 2013	$138	$89	$152	$379
Year ended December 31, 2012	—	33	142	175
Operating revenues increased by $204 million during the year ended December 31, 2013, compared to 2012, due to:

(In millions)
Increase in Conventional revenues as Marsh Landing and El Segundo reached commercial operations in 2013	$138
Increase in Renewables revenue as TA High Desert, RE Kansas South, Alpine, Avra Valley, and Borrego reached commercial operations in late 2012 and early 2013	56
Increase in Thermal revenue due to repowering of Dover facilities in 2013 as well as a full year of operation of Princeton hospital	10
$204
Cost of Operations

	Conventional	Renewables	Thermal	Total
(In millions)
Year ended December 31, 2013	$23	$11	$110	$144
Year ended December 31, 2012	2	9	103	114
Cost of operations increased by $30 million during the year ended December 31, 2013, compared to the same period in 2012, due to:

(In millions)
Increase in Conventional costs as Marsh Landing and El Segundo reached commercial operations in 2013	$21
Increase in Thermal costs due to repowering of Dover facilities in 2013 as well as a full year of operation of Princeton hospital	7
Increase in Renewables costs as TA High Desert, RE Kansas South, Alpine, Avra Valley, and Borrego reached commercial operations in late 2012 and early 2013	2
$30
Depreciation and Amortization
Depreciation and amortization increased by $36 million during the year ended December 31, 2013, compared to the same period in 2012, due primarily to $20 million of additional depreciation associated with El Segundo and Marsh Landing which reached commercial operations in 2013 and $16 million for solar projects that reached commercial operations in late 2012 and early 2013.
Equity in Earnings of Unconsolidated Affiliates
Equity in earnings of unconsolidated affiliates increased by $3 million during the year ended December 31, 2013, compared to the same period in 2012, due primarily to CVSR reaching commercial operations in 2013.
Interest Expense
Interest expense increased by $24 million during the year ended December 31, 2013, compared to the same period in 2012, due primarily to $25 million of interest expense related to Marsh Landing and El Segundo reaching commercial operations in 2013, which resulted in higher borrowings and less capitalized interest during 2013.

Income Tax Expense
For the year ended December 31, 2013, the Company recorded income tax expense of $8 million on pretax income of $140 million. For the same period in 2012, the Company recorded income tax expense of $10 million on pretax income of $22 million. For the year ended December 31, 2013, the Company's overall effective tax rate was different than the statutory rate of 35% primarily due to taxable earnings allocated to NRG resulting from its 65.5% interest in NRG Yield LLC. For the year ended December 31, 2012, the Company's overall effective tax rate was different than the statutory rate of 35% primarily due to the impact of state and local income taxes.
Income Attributable to NRG
Income attributable to NRG of $42 million represents NRG's 65.5% interest in NRG Yield LLC's net income during the period from July 22, 2013 through December 31, 2013.

Liquidity and Capital Resources
The Company's principal liquidity requirements are to meet its financial commitments, finance current operations, fund capital expenditures, including acquisitions from time to time, and to service debt. Historically, the Company's predecessor operations were financed as part of NRG's integrated operations and largely relied on internally generated cash flows as well as corporate and/or project-level borrowings to satisfy its capital expenditure requirements. As a normal part of the Company's business, depending on market conditions, the Company will from time to time consider opportunities to repay, redeem, repurchase or refinance its indebtedness. Changes in the Company's operating plans, lower than anticipated sales, increased expenses, acquisitions or other events may cause the Company to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations and additional covenants and operating restrictions.
Liquidity Position
As of December 31, 2014, and December 31, 2013, the Company's liquidity was approximately $863 million and $186 million, respectively, comprised of cash, restricted cash, and availability under the Company's revolving credit facility. The increase primarily relates to the available line of credit under the revolving credit facility. The Company's various financing arrangements are described in Item 15 — Note 9, Long-term Debt. On January 2, 2015, the Company borrowed $210 million under its revolving credit facility to fund the acquisition of Walnut Creek, Laredo Ridge and the Tapestry projects. On February 2, 2015 the Company made an optional repayment of $15 million of principal.
Management believes that the Company's liquidity position, cash flows from operations and availability under its revolving credit facility will be adequate to meet the Company's financial commitments, debt service obligations, finance growth, operating and maintenance capital expenditures, and to fund dividends to holders of the Company's Class A common stock and Class C common stock. Management continues to regularly monitor the Company's ability to finance the needs of its operating, financing and investing activity within the dictates of prudent balance sheet management.
Credit Ratings
Credit rating agencies rate a firm's public debt securities. These ratings are utilized by the debt markets in evaluating a firm's credit risk. Ratings influence the price paid to issue new debt securities by indicating to the market the Company's ability to pay principal, interest and preferred dividends. Rating agencies evaluate a firm's industry, cash flow, leverage, liquidity, and hedge profile, among other factors, in their credit analysis of a firm's credit risk.
The following table summarizes the credit ratings for the Company and its Senior Notes as of December 31, 2014:

	S&P	Moody's
NRG Yield, Inc.	BB+	Ba1
5.375% Senior Notes, due 2024	BB+	Ba1

Sources of Liquidity
The Company's principal sources of liquidity include cash on hand, cash generated from operations, borrowings under new and existing financing arrangements and the issuance of additional equity securities as appropriate given market conditions. As described in Item 15 — Note 9, Long-term Debt, the Company's financing arrangements consist of the revolving credit facility, the Convertible Notes, the Senior Notes and project-level financings for its various assets.
In connection with the initial public offering of the Company's Class A common stock, as further described in Item 15 — Note 1, Nature of Business, NRG Yield LLC and its direct wholly owned subsidiary, NRG Yield Operating LLC entered into a senior secured revolving credit facility, which provided a revolving line of credit of $60 million. On April 25, 2014, the Company amended its revolving credit facility to increase the available line of credit to $450 million and extend its maturity to April 2019. The revolving credit facility can be used for cash or for the issuance of letters of credit.
As described in Item 15 — Note 9, Long-term Debt, during the first quarter of 2014, the Company issued $345 million of Convertible Notes. The Convertible Notes are convertible, under certain circumstances, into the Company’s Class A common stock, cash or a combination thereof at an initial conversion price of $46.55 per share of Class A common stock, which is equivalent to an initial conversion rate of approximately 21.4822 shares of Class A common stock per $1,000 principal amount of Convertible Notes. The proceeds from the issuance were used primarily to fund the purchase of the Acquired ROFO Assets. In addition, on August 5, 2014, NRG Yield Operating LLC issued $500 million of Senior Notes, and used the proceeds to fund the acquisition of the Alta Wind Portfolio. The Senior Notes bear interest at 5.375% and mature in 2024.
On July 29, 2014, the Company issued 12,075,000 shares of Class A common stock for net proceeds, after underwriting discount and expenses, of $630 million. The proceeds were primarily used to fund the acquisition of the Alta Wind Portfolio and the excess of the proceeds over the amount utilized is available for general corporate purposes, including future acquisitions.
On May 5, 2015, the Company's stockholders voted and approved amendments to the Company's certificate of incorporation that would adjust the Company’s capital structure by creating two new classes of capital stock, Class C common stock and Class D common stock and distribute shares of the proposed Class C and Class D common stock to holders of the Company's outstanding Class A and Class B common stock, respectively, through a stock split. The recapitalization became effective on May 14, 2015.
The Class C common stock and Class D common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects to the shares of Class A common stock and Class B common stock, respectively, as to all matters, except that each share of Class C common stock and Class D common stock is entitled to 1/100th of a vote on all stockholder matters. The par value per share of the Company’s Class A common stock and Class B common stock remains unchanged at $0.01 per share after the effect of the stock split described above. Accordingly, the stock split is accounted for as a stock dividend. The Company recorded a transfer between retained earnings and common stock equal to the par value of each share of Class C common stock and Class D common stock that is issued. The Company also gave retroactive effect to prior period share and per share amounts in the consolidated financial statements for the effect of the stock dividend, such that all periods are comparable.

In addition, subject to the approval of the proposed amendments described above, NRG has agreed to amend the ROFO Agreement to make additional assets available to the Company should NRG choose to sell them, including (i) two natural gas facilities totaling 895 MW of net capacity that are expected to reach COD in 2017 and 2020, (ii) an equity interest in a wind portfolio that includes wind facilities totaling approximately 934 MW of net capacity, and (iii) up to $250 million of equity interests in one or more residential or distributed solar generation portfolios developed by affiliates of NRG.

Uses of Liquidity
The Company's requirements for liquidity and capital resources, other than for operating its facilities, are categorized as: (i) debt service obligations, as described more fully in Item 15 — Note 9, Long-term Debt; (ii) capital expenditures; and (iii) cash dividends to investors.

Debt Service Obligations
Principal payments on debt as of December 31, 2014, are due in the following periods:

Description	2015	2016	2017	2018	2019	There-after	Total
	(In millions)
NRG Yield Inc. Convertible Notes, due 2019	$—	$—	$—	$—	$345	$—	$345
NRG Yield Operating LLC Senior Notes, due 2024	—	—	—	—	—	500	500
Project-level debt:
Alta Wind I, lease financing arrangement, due 2034	10	10	10	11	12	208	261
Alta Wind II, lease financing arrangement, due 2034	7	7	8	8	8	167	205
Alta Wind III, lease financing arrangement, due 2034	7	7	8	8	8	174	212
Alta Wind IV, lease financing arrangement, due 2034	4	5	5	5	6	113	138
Alta Wind V, lease financing arrangement, due 2035	7	7	8	8	8	182	220
Alta Wind X, due 2021	—	13	13	13	13	248	300
Alta Wind XI, due 2021	—	8	9	8	9	157	191
Alta Realty Investments, due 2031	1	1	1	2	2	27	34
Alta Wind Asset Management, due 2031	1	1	1	1	1	15	20
NRG West Holdings LLC, due 2023	36	41	41	47	49	292	506
NRG Marsh Landing LLC, due 2017 and 2023	46	48	52	55	57	206	464
Walnut Creek Energy, due 2023	39	41	43	45	47	175	390
Tapestry Wind LLC, due 2021	11	9	10	11	11	139	191
NRG Solar Alpine LLC, due 2014 and 2022	9	9	9	8	8	120	163
NRG Energy Center Minneapolis LLC, due 2017 and 2025	12	13	13	8	11	64	121
Laredo Ridge LLC, due 2026	4	5	5	5	5	84	108
NRG Solar Borrego LLC, due 2024 and 2038	3	3	3	2	2	62	75
South Trent Wind LLC, due 2020	4	4	4	4	4	45	65
NRG Solar Avra Valley LLC, due 2031	3	3	3	3	4	47	63
TA High Desert LLC, due 2023 and 2033	3	3	3	3	3	40	55
WCEP Holdings LLC, due 2023	1	1	1	2	4	39	48
NRG Roadrunner LLC, due 2031	2	2	3	3	3	29	42
NRG Solar Kansas South LLC, due 2031	2	2	2	2	2	25	35
NRG Solar Blythe LLC, due 2028	1	1	2	1	2	15	22
PFMG and related subsidiaries financing agreement, due 2030	1	2	2	1	1	24	31
NRG Energy Center Princeton LLC, due 2017	1	—	—	—	—	—	1
Total debt	$215	$246	$259	$264	$625	$3,197	$4,806

Capital Expenditures
The Company's capital spending program is focused on growth capital expenditures, or construction of new assets and completing the construction of assets where construction is in process, and maintenance capital expenditures, or costs to maintain the assets currently operating such as costs to replace or refurbish assets during routine maintenance. The Company develops annual capital spending plans based on projected requirements for maintenance capital and completion of facilities under construction. For the years ended December 31, 2014, 2013, and 2012, the Company used approximately $33 million, $353 million, and $564 million, respectively, to fund capital expenditures, including maintenance capital expenditures of $8 million, $8 million and $5 million, respectively. Growth capital expenditures primarily related to the construction of the Company’s solar generating assets, Marsh Landing and El Segundo.
In January 2015, El Segundo experienced a steam turbine water intrusion resulting in a forced outage on Units 5 and 6.  The Company has undertaken a root cause analysis and is reviewing the financial impact of repair costs and capacity revenue loss that are not otherwise covered by warranty or available insurance coverage.  The units are expected to return to service early in the second quarter of 2015.

Acquisitions
The Company intends to acquire generation assets developed and constructed by NRG in the future, as well as generation and thermal infrastructure assets from third parties where the Company believes its knowledge of the market, operating expertise and access to capital provides a competitive advantage, and to utilize such acquisitions as a means to grow its cash available for distribution.
On June 30, 2014, NRG Yield Operating LLC acquired the El Segundo, TA High Desert, and RE Kansas South projects for a total cash consideration of $357 million, which represents a base purchase price of $349 million and $8 million of working capital adjustments. In addition, the acquisition included the assumption of $612 million in project level debt. The assets and liabilities transferred to the Company relate to interests under common control by NRG and accordingly, were recorded at historical cost in accordance with ASC 805-50, Business Combinations - Related Issues.
On August 12, 2014, the Company acquired 100% of the membership interests of Alta Wind Asset Management Holdings, LLC, Alta Wind Company, LLC, Alta Wind X Holding Company, LLC and Alta Wind XI Holding Company, LLC for $923 million, which included a base purchase price of $870 million, as well as a payment for working capital of $53 million, plus the assumption of $1.6 billion of non-recourse project-level debt. In order to fund the purchase price, the Company completed an equity offering of 12,075,000 shares of its Class A common stock at an offering price of $54.00 per share on July 29, 2014, which resulted in net proceeds of $630 million and on August 5, 2014, NRG Yield Operating LLC issued $500 million of Senior Notes which bear interest at a rate of 5.375% and mature in August 2024.
On January 2, 2015, NRG Yield Operating LLC acquired the following projects from NRG: (i) Laredo Ridge, a 80 MW wind facility located in Petersburg, Nebraska, (ii) the Tapestry projects, which include Buffalo Bear, a 19 MW wind facility in Oklahoma, Taloga, a 130 MW wind facility in Oklahoma, and Pinnacle, a 55 MW wind facility in West Virginia, and (iii)  Walnut Creek, a 485 MW natural gas facility located in City of Industry, California, for total cash consideration of $489 million including adjustments of $9 million for working capital, plus assumed project level debt of $737 million. The Company funded the acquisition with cash on hand and approximately $210 million borrowed under the Company's revolving credit facility.
On February 26, 2015, NRG Yield Operating LLC entered into a definitive agreement with Invenergy Wind Global LLC to acquire a majority interest in Spring Canyon II, a 34 MW wind facility, and Spring Canyon III, a 29 MW wind facility, each located in Logan County, Colorado. The purchase price will be funded with cash on hand. The acquisition is subject to customary closing conditions, including the receipt of regulatory and third party approvals. The Company expects the acquisition to close during the second quarter of 2015. Power generated by Spring Canyon II and Spring Canyon III is sold to Platte River Power Authority under long-term PPAs with approximately 25 years of remaining contract life.

Cash Dividends to Investors
The Company intends to use the amount of cash that it receives from its distributions from NRG Yield LLC to pay quarterly dividends to the holders of its Class A and Class C common stock. NRG Yield LLC intends to distribute to its unit holders in the form of a quarterly distribution all of the cash available for distribution that is generated each quarter less reserves for the prudent conduct of the business, including among others, maintenance capital expenditures to maintain the operating capacity of the assets. Cash available for distribution is defined as earnings before income taxes, depreciation and amortization, excluding contract amortization, cash interest paid, income taxes paid, maintenance capital expenditures, investments in unconsolidated affiliates, growth capital expenditures, net of capital and debt funding, and principal amortization of indebtedness, and including cash distributions from unconsolidated affiliates. The common stock dividend is subject to available capital, market conditions, and compliance with associated laws and regulations. The Company expects that, based on current circumstances, comparable cash dividends will continue to be paid in the foreseeable future.
The following table lists the dividends paid on the Company's Class A common stock during the year ended December 31, 2014:

	Fourth Quarter 2014	Third Quarter 2014	Second Quarter 2014	First Quarter 2014
Dividends per share	$0.375	$0.365	$0.35	$0.33
On February 17, 2015, the Company declared a quarterly dividend on its Class A common stock of $0.39 per share payable on March 16, 2015, to stockholders of record as of March 2, 2015.

Cash Flow Discussion
Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
The following table reflects the changes in cash flows for the year ended December 31, 2014, compared to 2013:

Year ended December 31,	2014	2013	Change
(In millions)
Net cash provided by operating activities	$293	$120	$173
Net cash used in investing activities	(1,057)	(515)	(542)
Net cash provided by financing activities	1,111	432	679
Net Cash Provided By Operating Activities

Changes to net cash provided by operating activities were driven by:	(In millions)
Increase in operating income due to Walnut Creek, El Segundo, Marsh Landing and most of the Renewable projects being placed in service in late 2012 or 2013 and the acquired EME-NYLD-Eligible Assets, adjusted for non-cash charges	$126
Higher net distributions from unconsolidated affiliates for the period ending December 31, 2014 compared to the same period in 2013	3
Decreased working capital requirements due to assets placed in service in late 2012 and 2013	44
$173
Net Cash Used In Investing Activities

Changes to net cash used in investing activities were driven by:	(In millions)
Increase in cash paid for Alta Wind Portfolio in 2014 compared to cash paid for Energy Systems in 2013	$(781)
Payment to NRG for Acquired ROFO Assets	(336)
Decrease in capital expenditures for El Segundo, Marsh Landing and some of the Renewable projects, as the assets were placed in service in late 2012 or 2013	320
Decrease in restricted cash, primarily for Marsh Landing, Borrego, Alta Wind Portfolio, Tapestry, El Segundo, Alpine and High Desert	93
Increase in notes receivable, including affiliates	(2)
Increase in proceeds from renewable grants in 2014 compared to 2013	112
Decrease in investments in unconsolidated affiliates in 2014 compared to 2013 and other	52
$(542)
Net Cash Provided By Financing Activities

Changes in net cash provided by financing activities were driven by:	(In millions)
Decrease in dividends and returns of capital to NRG, net of change in cash contributions from NRG	$452
Increase due to the $630 million equity offering of Class A common stock on July 29, 2014, compared to the prior year initial public offering of $468 million	162
Increase in cash received from issuance of Senior Notes and other long term debt, partially offset by higher principal payments in 2014 compared to 2013	182
Increase in dividends paid in 2014 compared to 2013	(86)
Increase in cash paid for deferred financing costs	(31)
$679

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012
The following table reflects the changes in cash flows for the year ended December 31, 2013, compared to 2012:

Year ended December 31,	2013	2012	Change
(In millions)
Net cash provided by operating activities	$120	$56	$64
Net cash used in investing activities	(515)	(594)	79
Net cash provided by financing activities	432	536	(104)
Net Cash Provided By Operating Activities

Changes to net cash provided by operating activities were driven by:	(In millions)
Increase in operating income due to Borrego, Avra Valley, Alpine, RE Kansas South, High Desert, El Segundo and Marsh Landing being placed in service in late 2012 or 2013 adjusted for non-cash charges	$136
Higher net distributions from unconsolidated affiliates for the period ending December 31, 2013 compared to the same period in 2012	(8)
Increased working capital requirements due to assets placed in service in late 2012 and 2013	(64)
$64
Net Cash Used In Investing Activities

Changes to net cash used in investing activities were driven by:	(In millions)
Acquisition of Energy Systems in December 2013	$(120)
Decrease in capital expenditures for El Segundo, Marsh Landing, Borrego, Avra Valley and Alpine as the assets were placed in service in late 2012 or 2013	211
Increase in restricted cash, primarily for Marsh Landing and El Segundo	(31)
Decrease in notes receivable, including affiliates	27
Decrease in proceeds from renewable grants	(3)
Increase in investments in unconsolidated affiliates	(7)
Other	2
$79
Net Cash Provided By Financing Activities

Changes in net cash provided by financing activities were driven by:	(In millions)
Increase in dividends and returns of capital to NRG, net of change in cash contributions from NRG	$(819)
Proceeds from the issuance of Class A common stock	468
Dividends to Class A and Class B common shareholders in 2013	(15)
Net increase in cash received from proceeds for issuance of long-term debt, net of payments	255
Decrease in cash paid for deferred financing costs	7
$(104)
NOLs, Deferred Tax Assets and Uncertain Tax Position Implications, under ASC 740
As of December 31, 2014, the Company has a cumulative federal NOL carry forward balance of $219 million for financial statement purposes, which will begin expiring in 2033, and does not anticipate any federal income tax payments for 2015. As a result of the Company's tax position, and based on current forecasts, the Company does not anticipate significant income tax payments for state and local jurisdictions in 2015.
The Company has no uncertain tax benefits.

Off-Balance Sheet Arrangements
Obligations under Certain Guarantee Contracts
The Company may enter into guarantee arrangements in the normal course of business to facilitate commercial transactions with third parties.
Retained or Contingent Interests
The Company does not have any material retained or contingent interests in assets transferred to an unconsolidated entity.
Obligations Arising Out of a Variable Interest in an Unconsolidated Entity
Variable interest in equity investments — As of December 31, 2014, the Company has several investments with an ownership interest percentage of 50% or less in energy and energy-related entities that are accounted for under the equity method. One of these investments, GenConn Energy LLC, is a variable interest entity for which the Company is not the primary beneficiary.
The Company's pro-rata share of non-recourse debt held by unconsolidated affiliates was approximately $567 million as of December 31, 2014. This indebtedness may restrict the ability of these subsidiaries to issue dividends or distributions to the Company. See also Item 15 — Note 5, Investments Accounted for by the Equity Method and Variable Interest Entities.
Contractual Obligations and Commercial Commitments
The Company has a variety of contractual obligations and other commercial commitments that represent prospective cash requirements in addition to the Company's capital expenditure programs. The following table summarizes the Company's contractual obligations. See Item 15 — Note 9, Long-term Debt and Item 15 - Note 15, Commitments and Contingencies, to the Company's audited financial statements for additional discussion.

	By Remaining Maturity at December 31,
	2014
Contractual Cash Obligations	Under 1 Year	1-3 Years	3-5 Years	Over 5 Years	Total	2013
	(In millions)
Long-term debt (including estimated interest)	$457	$980	$1,313	$4,334	$7,084	$2,225
Operating leases	12	18	14	133	177	25
Fuel purchase and transportation obligations	15	7	5	26	53	55
Other liabilities	9	18	17	74	118	78
Total	$493	$1,023	$1,349	$4,567	$7,432	$2,383
Fair Value of Derivative Instruments
The Company may enter into fuel purchase contracts and other energy-related financial instruments to mitigate variability in earnings due to fluctuations in spot market prices and to hedge fuel requirements at certain generation facilities. In addition, in order to mitigate interest rate risk associated with the issuance of variable rate and fixed rate debt, the Company enters into interest rate swap agreements.
The tables below disclose the activities that include non-exchange traded contracts accounted for at fair value in accordance with ASC 820. Specifically, these tables disaggregate realized and unrealized changes in fair value; disaggregate estimated fair values at December 31, 2014, based on their level within the fair value hierarchy defined in ASC 820; and indicate the maturities of contracts at December 31, 2014. For a full discussion of the Company's valuation methodology of its contracts, see Derivative Fair Value Measurements in Item 15 — Note 6, Fair Value of Financial Instruments.

Derivative Activity Gains/(Losses)	(In millions)
Fair value of contracts as of December 31, 2013	$(26)
Contracts realized or otherwise settled during the period	31
Contracts acquired during the period	(21)
Changes in fair value	(99)
Fair Value of Contracts as of December 31, 2014	$(115)

	Fair Value of Contracts as of December 31, 2014
	Maturity
Fair value hierarchy Gains/(Losses)	1 Year or Less	Greater Than 1 Year to 3 Years	Greater Than 3 Years to 5 Years	Greater Than 5 Years	Total Fair Value
	(In millions)
Level 2	$(47)	$(45)	$(11)	$(12)	$(115)
The Company has elected to disclose derivative assets and liabilities on a trade-by-trade basis and does not offset amounts at the counterparty master agreement level. As discussed below in Quantitative and Qualitative Disclosures about Market Risk -Commodity Price Risk, NRG, on behalf of the Company, measures the sensitivity of the portfolio to potential changes in market prices using VaR, a statistical model which attempts to predict risk of loss based on market price and volatility. NRG's risk management policy places a limit on one-day holding period VaR, which limits the net open position.

Critical Accounting Policies and Estimates
The Company's discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and related disclosures in compliance with U.S. GAAP requires the application of appropriate technical accounting rules and guidance as well as the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges, and the fair value of certain assets and liabilities. These judgments, in and of themselves, could materially affect the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment may also have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies has not changed.
On an ongoing basis, the Company evaluates these estimates, utilizing historic experience, consultation with experts and other methods the Company considers reasonable. In any event, actual results may differ substantially from the Company's estimates. Any effects on the Company's business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the information that gives rise to the revision becomes known.
The Company's significant accounting policies are summarized in Item 15 — Note 2, Summary of Significant Accounting Policies. The Company identifies its most critical accounting policies as those that are the most pervasive and important to the portrayal of the Company's financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain. The Company's critical accounting policies include income taxes and valuation allowance for deferred tax assets, impairment of long lived assets and other intangible assets, and acquisition accounting.

Accounting Policy	Judgments/Uncertainties Affecting Application

Income Taxes and Valuation Allowance for Deferred Tax Assets	Ability to withstand legal challenges of tax authority decisions or appeals
Anticipated future decisions of tax authorities
Application of tax statutes and regulations to transactions
Ability to utilize tax benefits through carry backs to prior periods and carry forwards to future periods
Impairment of Long Lived Assets	Recoverability of investments through future operations
Regulatory and political environments and requirements
Estimated useful lives of assets
Operational limitations and environmental obligations
Estimates of future cash flows
Estimates of fair value
Judgment about triggering events
Acquisition Accounting	Identification of intangible assets acquired
Inputs for fair value of assets and liabilities acquired
Application of various methodologies

Income Taxes and Valuation Allowance for Deferred Tax Assets
In assessing the recoverability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is primarily dependent upon earnings in various jurisdictions.
The Company's operating companies, as former subsidiaries of NRG, continue to be under audit for multiple years by taxing authorities in other jurisdictions. Considerable judgment is required to determine the tax treatment of a particular item that involves interpretations of complex tax laws. The project-level entities, as former subsidiaries of NRG, are subject to examination by taxing authorities for income tax returns filed in the U.S. federal jurisdiction and various state and local jurisdictions. NRG is no longer subject to U.S. federal income tax examinations for years prior to 2010. With few exceptions, state and local income tax examinations are no longer open for years before 2009.
Evaluation of Assets for Impairment and Other Than Temporary Decline in Value
In accordance with ASC 360, Property, Plant, and Equipment, or ASC 360, property, plant and equipment and certain intangible assets are evaluated for impairment whenever indicators of impairment exist. Examples of such indicators or events are:

•	Significant decrease in the market price of a long-lived asset;

•	Significant adverse change in the manner an asset is being used or its physical condition;

•	Adverse business climate;

•	Accumulation of costs significantly in excess of the amount originally expected for the construction or acquisition of an asset;

•	Current-period loss combined with a history of losses or the projection of future losses; and

•	Change in the Company's intent about an asset from an intent to hold to a greater than 50% likelihood that an asset will be sold or disposed of before the end of its previously estimated useful life.
Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset, through considering project specific assumptions for long-term power pool prices, escalated future project operating costs and expected plant operations. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets by factoring in the probability weighting of different courses of action available to us. Generally, fair value will be determined using valuation techniques such as the present value of expected future cash flows. The Company uses its best estimates in making these evaluations and considers various factors, including forward price curves for energy, fuel costs and operating costs. However, actual future market prices and project costs could vary from the assumptions used in the Company's estimates, and the impact of such variations could be material.

The Company is also required to evaluate its equity method investments to determine whether or not they are impaired. ASC 323, Investments - Equity Method and Joint Ventures, or ASC 323, provides the accounting requirements for these investments. The standard for determining whether an impairment must be recorded under ASC 323 is whether the value is considered an "other than a temporary" decline in value. The evaluation and measurement of impairments under ASC 323 involves the same uncertainties as described for long-lived assets that the Company owns directly and accounts for in accordance with ASC 360. Similarly, the estimates that the Company makes with respect to its equity method investments are subjective, and the impact of variations in these estimates could be material. Additionally, if the projects in which the Company holds these investments recognize an impairment under the provisions of ASC 360, the Company would record its proportionate share of that impairment loss and would evaluate its investment for an other than temporary decline in value under ASC 323.
Acquisition Accounting
The Company applies ASC 805, Business Combinations, when accounting for the acquisition of a business, with identifiable assets acquired and liabilities assumed recorded at their estimated fair values on the acquisition date. The Company completes the accounting for an acquisition when the evaluations are completed to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. The allocation of the purchase price may be modified up to one year from the date of the acquisition as more information is obtained about the fair value of assets acquired and liabilities assumed. Consideration is measured based on fair value of the assets transferred to the seller.
Significant judgment is required in determining the acquisition date fair value of the assets acquired and liabilities assumed, predominantly with respect to property, plant and equipment, power purchase agreements, asset retirement obligations and other contractual arrangements. Evaluations include numerous inputs including forecasted cash flows that incorporate the specific attributes of each asset including age, useful life, equipment condition and technology, as well as current replacement costs for similar assets. Other key inputs that require judgment include discount rates, comparable market transactions, estimated useful lives and probability of future transactions. The Company evaluates all available information, as well as all appropriate methodologies when determining the fair value of assets acquired and liabilities assumed in a business combination. In addition, once the appropriate fair values are determined, the Company must determine the remaining useful life for property, plant and equipment and the amortization period and method of amortization for each finite-lived intangible asset.
Recent Accounting Developments
See Item 15 — Note 2, Summary of Significant Accounting Policies, to the audited financial statements for a discussion of recent accounting developments.